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                                                                Exhibit 99(a)(8)
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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated March 17, 2000, and the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer.
If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                       CENTENNIAL HEALTHCARE CORPORATION

                                       AT
                              $5.50 NET PER SHARE
                                       BY

                          HILLTOPPER ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                            HILLTOPPER HOLDING CORP.

                            WHICH IS WHOLLY OWNED BY

                     WARBURG, PINCUS EQUITY PARTNERS, L.P.

     Hilltopper Acquisition Corp., a Georgia corporation ("Purchaser") and a wholly owned subsidiary of Hilltopper Holding Corp., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Centennial HealthCare Corporation, a Georgia corporation ("Centennial"), at a purchase price of $5.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 17, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collec-tively constitute the "Offer").

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    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITYTIME, ON THURSDAY, APRIL13, 2000, UNLESS THE OFFER IS EXTENDED.
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     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT, TOGETHER WITH ANY SHARES THEN BENEFICIALLY OWNED BY PARENT, REPRESENTS MORE THAN 68.5% OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (2) THERE BEING NO MATERIAL ADVERSE CHANGE IN CENTENNIAL OR ITS BUSINESS, (3) CENTENNIAL'S EXISTING CREDIT AGREEMENT BEING AMENDED ON TERMS REASONABLY SATISFACTORY TO PARENT AND (4) THE EXPIRATION OR TERMI-NATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE SECTION 13 OF THE OFFER TO PURCHASE.

     THE BOARD OF DIRECTORS OF CENTENNIAL, BASED ON THE RECOMMENDATION OF ITS SPECIAL COMMITTEE, HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS DEFINED BELOW) AND THE MERGER AGREEMENT (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF EACH ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF CENTENNIAL, AND RECOMMENDS THAT CENTENNIAL'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 25, 2000 (the "Merger Agreement"), among Centennial, Parent and Purchaser pursuant to which, following the consummation of the Offer and in accordance with the Georgia Business Corporation Code, and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Centennial (the "Merger"), with Centennial continuing as the surviving corporation and as a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, Purchaser, any wholly owned subsidiary of Parent or Purchaser, in the treasury of Centennial or by any subsidiary of Centennial, and other than Shares, if any, held by shareholders who validly perfect their appraisal rights under Georgia law) will be converted into the right to receive an amount in cash, without interest, less any withholding taxes required under applicable law, equal to the price per Share paid in the Offer. The Merger Agreement is more fully described in the Offer to Purchase.

     On February 24, 2000, Parent and Warburg, Pincus Equity Partners, L.P. and other funds affiliated with E.M. Warburg, Pincus & Co., LLC entered into a Contribution and Subscription Agreement (the "Subscription Agreement") with certain shareholders of Centennial, pursuant to which those Centennial shareholders have agreed to contribute an aggregate of 4,710,252 Shares (the "Contribution Shares") to Parent for shares of Parent's Series A Preferred Stock or Series B Preferred Stock, on the terms set forth in the Subscription Agreement. Based on the 11,923,618 shares of Centennial Common Stock outstanding on March 3, 2000, as represented to Parent and Purchaser by Centennial, the Contribution Shares represent 39.5% of the outstanding shares of Centennial Common Stock. The closing of the transactions contemplated by the Subscription Agreement will take place one business day after Purchaser accepts the Shares tendered in the Offer for payment and deposits the appropriate funds with the Depositary (as defined in the Offer to Purchase).

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting such payment to validly tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of an extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares (the "Share Certificates") or confirmation of the book-entry transfer of such Shares in the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly exe-cuted, with any required signature guarantees or (in the case of a book-entry transfer) an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

     Purchaser expressly reserves the right, in its sole discretion (subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, and such announce-ment will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below). During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, April 13, 2000, unless Purchaser, subject to the terms of the Merger Agreement, has extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. No subsequent offering period will be available.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer to Purchase, may also be withdrawn at any time after May 15, 2000. In order for a withdrawal to be effective, a written facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. The signature(s) on any notice of withdrawal must be guaran-teed by a Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on such certificate must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. Withdrawals of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for pur-poses of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding.

     The information required to be disclosed pursuant to Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase, and is incorporated herein by reference.

     Centennial has provided Purchaser with its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares whose names appear on the shareholder list, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or who are listed as partici-pants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and request for assistance may be directed to the Information Agent at its telephone number and address listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be obtained at Purchaser's expense from the Information Agent. Neither Parent nor Purchaser will pay any fees or commission to any broker, dealer or other person other than the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

March 17, 2000
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